Exhibit 5

                                  June 19, 1996




U-Ship, Inc.
5583 West 78th Street
Edina, Minnesota 55439

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         In connection with the proposed issuance of 614,732 shares of common stock, $.004 par value (the "Shares"), of U-Ship, Inc. (the "Company") to be issued pursuant to the Company's 1995 Stock Option Plan (450,000 shares), its 1996 Director Stock Option Plan (100,000) and an individual agreement with a consultant to the Company which constitutes an employee benefit plan within the meaning of Rule 405 of the Securities Act of 1933, as amended (64,732) (the "Act") (collectively, the "Plans") to be registered under the Act on Form S-8 (the "Registration Statement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion the Shares have been duly authorized by the Company and when duly executed and authenticated, paid for and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      BRIGGS AND MORGAN,
                                      Professional Association



                                      By  /s/ Avron L. Gordon
                                          Avron L. Gordon